As filed with the Securities and Exchange Commission on ______________, 2000
                                                      Registration No. 33-______
--------------------------------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                         TIDELANDS OIL & GAS CORPORATION
                 (Name of small business issuer in its charter)
                              ---------------------
            Nevada                         4923                  66-0549380
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                              ---------------------


13330 Leopard St., Ste. 26                           13330 Leopard St., Ste. 26
Corpus Christi, TX 78410                             Corpus Christi, TX 78410
(361) 241-2244                                       (361) 241-2244
(Address and telephone number of                     (Address of principal place
 principal executive office)                          of business)

                             Michael Ward, President
                           13330 Leopard St., Ste. 26
                            Corpus Christi, TX 78410

            (Name, address and telephone number of agent for service)
                          ----------------------------
                                   COPIES TO:

                             Gregory M. Wilson, Esq.
                              18610 East 32nd Ave.
                              Greenacres, WA 99016
                               Tel (509) 891-8373
                               Fax (509) 891-8382
                                Counsel to Issuer

                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

If any of the  securities  being  registered on this Form are to be offered on a delayed or continuous basis pursuant to

     Rule 415 under the Securities Act of 1933, check the following box.|X|

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of Each Class of    Number of      Proposed     Proposed       Amount of
Securities to be           Shares        Maximum       Maximum      Registration
Registered                  to be        Offering     Aggregate         Fee
                         Registered     Price Per     Offering
                                         Share(1)     Price(1)
--------------------------------------------------------------------------------
Common Stock, $0.001
par value (1)            25,000,000      $ 0.375      $ 9,375,000   $  2,475.00
--------------------------------------------------------------------------------
Common Stock, $0.001
par value (1) (2)         2,500,000      $ 0.375      $   937,500   $    247.50
--------------------------------------------------------------------------------
Common Stock, $0.001
par value (3)             1,500,000      $ 0.297      $   445,500   $    117.61
--------------------------------------------------------------------------------
Total Registration
and Fee                  29,000,000                                 $  2,840.11
--------------------------------------------------------------------------------

(1) In accordance with Rule 457(c) , the aggregate offering price of shares of common stock of Tidelands is estimated solely for the purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the OTC Bulletin Board for the Common Stock on December 19 2000, which was $0.375 per share and, with respect to shares of common stock of Tidelands issuable upon exercise of outstanding warrants, the higher of (1) such average sales price or
(2) the exercise price of such warrants.

(2) Issuable upon the exercise of common stock purchase warrants issuable to Swartz Private Equity, LLC. The warrants are issuable to Swartz from time to time when Tidelands exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will be equal to the market price for the put on the date that Tidelands exercises its put right to sell shares of its common stock to Swartz. The warrants are subject to downward adjustment under certain circumstances.

(3) Issuable upon the exercise of common stock purchase warrants issued to Swartz Private Equity, LLC, on September 7, 2000. The exercise price of the warrants is initially $0.297 per share , but is subject to downward adjustment under certain circumstances. On each six month anniversary of the date of issuance, Tidelands will calculate a reset exercise price that will be equal to the lowest closing bid price of the common stock for the five trading days ending on the six month anniversary date. The exercise price will be equal to the lowest reset exercise price determined on any six month anniversary of the date of issuance preceding the date on which the warrant is exercised, subject to anti-dilution adjustments.

Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                SUBJECT TO COMPLETION, DATED ______________, 2000

                    [Logo of Tidelands Oil & Gas Corporation]

                                   PROSPECTUS
                         TIDELANDS OIL & GAS CORPORATION
                   13330 Leopard St., Corpus Christi, TX 78410

                      The Resale of Shares of Common Stock

         The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. With regard to the offered shares,

      o up to 25,000,000 shares are issuable to Swartz Private Equity, LLC based on an Investment Agreement dated as of October 17, 2000, and

      o up to 4,000,000 shares are issuable upon the exercise of warrants issued or issuable to Swartz under the Investment Agreement

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive up to $20 million dollars of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that Swartz may exercise.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol TIDE. On November 20, 2000, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.30 per share.

Investing in the common stock involves a high degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The Date of this Prospectus is __________, 2000

    The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

Forward-Looking Statements..................................................  5

Prospectus Summary..........................................................  6

   The Company..............................................................  6

   TheInvestment Agreement..................................................  6

   Key Facts................................................................  6

   Summary Financial Information............................................  7

Management's Discussion and Analysis of Financial Condition
   and Results of Operations ...............................................  8

Risk Factors................................................................  9

Use of Proceeds............................................................. 18

Market For Common Stock and Related Shareholder Matters..................... 18

Dividends and Dividend Policy............................................... 19

Business.................................................................... 19

Properties.................................................................. 21

Selling Shareholder......................................................... 21

Plan of Distribution........................................................ 24

Directors and Executive Officers............................................ 25

Principal Shareholders...................................................... 26

Transactions with Management and Others..................................... 26

Legal Proceedings........................................................... 27

Description of Securities................................................... 27

Legal Matters............................................................... 28

Experts..................................................................... 28

Where You Can Find More Information......................................... 28

Index to Consolidated Financial Statements.................................. F-1

                           FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning our future operations. Forward-looking statements are statements that estimate the happening of future events, are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "believes", "intends", "projects", "forecasts", "predicts", "may", "will", "expects", "estimates", "anticipates", "probable", "continue" or similar terms, variations of those terms or the negative of those terms. The "risk factors" included in this prospectus under the caption "risk factors" constitute cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained in this prospectus and the documents incorporated herein by reference have been compiled by our management based upon assumptions they consider reasonable. These assumptions are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "risk factors" and elsewhere in this prospectus. Accordingly, there can be no assurance that such statements, estimates and projections will be realized. The forecasts and actual results will likely vary and those variations may be material. We make no representation or warranty as to the accuracy or completeness of such statements, estimates or projections contained in this prospectus or that any forecast contained in this prospectus will be achieved. These forward-looking statements have been compiled as of the date of this prospectus or the date of the documents incorporated herein by reference, as the case may be, and you should evaluate them with consideration of any changes occurring after the date of this prospectus or the documents incorporated herein by reference in which such forward-looking statements appear. We do not intend to update these forward-looking statements. We cannot give you any assurance that any of the assumptions relating to the forward-looking statements specified in this prospectus or the documents incorporated herein by reference will prove to be accurate. We urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based and to ascertain their reasonableness.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars.

The Company

         Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has four operating subsidiaries named Tidelands Oil Corporation (TOC) and Tidelands Gas Corporation (TGC), both Texas corporations and Rio Bravo Energy, LLC and Sonora Pipeline, LLC, both Texas limited liability companies.

         Tidelands Oil Corporation was formed in May 1985. Since inception and until recently, Tidelands Oil Corporation has devoted virtually all of its efforts to acquiring control of leases which comprise the remaining portion of the Sacatosa Field in Maverick County, Texas. This acreage is located on the Ewing Halsell Foundation Ranch also known as the Farias Ranch. These oil and gas leases directly offset Continental Oil Company (CONOCO) which has leases on the Chittam Ranch. The CONOCO leases have produced in excess of 40,000,000 barrels of oil and 20 BCF of gas. Tideland's leases have approximately156 oil and gas wells scattered across the leases with largest concentration being on the northern portion of the acreage offsetting CONOCO. Tidelands has began a reworking program to place all of the wells back into production.

         Tidelands Gas Corporation was formed on August 29, 1996. Tidelands Gas Corporation was formed primarily for the purpose of acquiring the Delhi Pipeline System for use as a gas transportation outlet for the shallow gas reserves underlying Tideland's leases.

         Rio Bravo Energy, LLC was formed on August 10, 1998. It was formed primarily to operate the Chittim Gas Processing Plant. This plant was purchased by Rio Bravo in 1999 and processes natural gas from Conoco Oil's Sacatosa Field which consists of approximately 3000 wells. It also processes natural gas from Merit Energy's Pena Creek Field which consists of approximately 300 wells. The gas plant has the capability to fractionate the natural gas into commercial grade propane and butane.

         Sonora Pipeline, LLC was formed in January 1998. It was formed primarily to operate the Sonora pipeline network. This pipeline was formerly known as the Delhi Pipeline. It delivers natural gas to the Rio Bravo Chittim Gas Processing Plant. Sonora's pipeline network consists of approximately 80 miles of gas pipeline.

         On December 1,2000, we purchased the remaining fifty percent interest in Rio Bravo Energy and Sonora Pipeline limited liability companies.

         Our principal executive offices are located at 13330 Leopard St., Suite 26, Corpus Christi, TX 78410.

         Unless otherwise noted, the "Company" as used in this Prospectus, will refer to Tidelands Oil & Gas Corporation as described above.

                            The Investment Agreement

         We have entered into an Investment Agreement with Swartz to raise up to $20 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors

                                    Key Facts

Total shares outstanding prior to                17,980,489 (1) as of
the offering                                     September 30, 2000

Shares being offered for resale to the public    29,000,000 (2)

Total shares outstanding after the offering     46,980,489
                                                ----------

Price per share to the public                   Market price at time  of resale.

Total proceeds raised by offering               None;  however, we  may  receive
                                                up to  $20 million from the sale
                                                of the  shares to Swartz, and we
                                                may receive  additional  amounts
                                                from   the  sale  of  shares  to
                                                Swartz  if  Swartz exercises any
                                                of  the  warrants  issued  under
                                                the Investment Agreement.


Use of proceeds from the sale of the shares     We plan  to use the proceeds for
to Swartz                                       debt reduction, working capital,
                                                acquisitions and general
                                                corporate purposes.

OTC Bulletin Board Symbol                       TIDE

(1) Does not include shares underlying warrants issued to Swartz in connection with the Investment Agreement; and does not include any shares underlying warrants that we may issue to Swartz in the future under the Investment Agreement.

(2) Includes

         - up to 25,000,000 shares that may be issued to Swartz under the Investment Agreement,

         - up to 4,000,000 shares underlying warrants issued to Swartz under the Investment Agreement, and


                          Summary Financial Information

The following table presents selected historical financial data for the Company derived from the Company's Financial Statements. The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and notes thereto of the Company, which are incorporated by reference into this Prospectus. The following data should be read in conjunction with "Plan of Operation" and the Financial
Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                  Fiscal Year Ended            Nine Months
                                     December 31              ended Sept. 30
                                                               (unaudited)

                              1999                1998   2000               1999
                              ------------------------   -----------------------

Statement of Operations
    Data:
Revenue                       $    45,299   $  14,381    $  99,588   $   26,978
Net (loss)                    $(1,082,305)  $(224,382)   $(719,825)  $ (616,257)
Net (loss) per basic share    $    (0.071)  $  (0.025)   $  (0.037)  $   (0.043)
Net (loss) per diluted share  $    (0.067)  $  (0.025)   $  (0.037)  $   (0.039)

                                 Fiscal Year Ended       Nine Months
                                    December 31        ended Sept. 30
                                                         (unaudited)
                                        1999                2000
                                    -----------          ----------

Balance Sheet Data:

Working Capital                     $  (383,289)         $ (330,216)
Total assets                        $ 4,204,067          $4,216,997
Total liabilities                   $   951,193          $1,462,806
Stockholder's equity                $ 3,252,874          $2,754,191

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be red in conjunctions with the Company's Financial Statements and Notes included in this prospectus.

Overview

Results of Operations

Year 1999

Revenues of $45,299 resulted from gas and oil sales. Lease operating costs of $15,691, depreciation, depletion and amortization of $205,948, a loss in the equity of joint ventures $28,282, litigation settlements of $220,400 and interest of $34,870 were incurred. General and administrative cost os f$516,317 consisted of personnel costs of $252,482, professional fees of $90,513, shareholder communications costs of $43,751, travel costs of $67,251 and $62,320 for miscellaneous expenses.

Year 1998

Revenues of $14,381 resulted from gas and oil sales. Lease operating costs of $15,691, depreciation and amortization of $51,776 and a loss in the equity of joint ventures of $7,254 were incurred. General and administrative costs of $164,062 consisted of professional fees of $29,600, and reorganizational costs of $29,289, personnel costs of $79,590 and $25,583 for miscellaneous expenses.

Liquidity and Capital Resources

Year 1999

The Company required $602,647 from operations, acquired oil and gas properties of $47,573, decreased debt by $159,533, increased due to related parties by $148, and sold stock of $712,637. The Company maintains a $1,000,000 credit line to be funded on an as-needed basis.

Year 1998

The Company required $79,940 from operations, acquired oil and gas properties and additional investments of $2,198, incurred debt of $43,043, increased due to related parties of $34,438 and reduced subscriptions receivable by $3,150. On February 1, 1999, the Company obtained a $1,000,000 credit line to be funded on an as-needed basis.

Nine Months 2000
Plan of Operation

The Company's plan of operation for the next twelve months through its wholly owned subsidiaries , Tidelands Oil Corporation, Tidelands Gas Corporation, Sonora Pipeline, LLC and Rio Bravo Energy, LLC will continue to rework existing oil and gas wells, subject to budgetary limitations, for the purpose of achieving increased production revenues and to assist in developing the gas processing plant and pipeline systems to their capacities.

Financial Condition

The Company does not currently have the liquidity or capital resources to fund its operations until revenues and profits increase as described in its "Plan of Operations" without utilizing its One Million Dollar credit line which has been drawn down in the amount of $227,925, as of September 30, 2000 or obtaining additional borrowing and, or sales of common stock.

The Company has secured a $20 Million Dollar agreement from an institutional equity investor which will provide for a private equity line for the purchase of common stock, subject to registration and certain other conditions. Additionally, the financing will be limited to a percentage of dollar trading volume of the company's stock as quoted on the OTC Electronic Bulletin Board.

                                  RISK FACTORS

An investment in the Securities offered in this Prospectus involves a high degree of risk and should only be made by persons who can afford the loss of their entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby. An investment in the common stock the selling shareholders are offering to resell is risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

OPERATING LOSSES

We have had significant losses ever since starting business and we expect to continue losing money for some time. To date, we have incurred significant losses. At September 30, 2000, our accumulated deficit was $ 1,332,241 and our working capital deficit was $ 330,216. For the year ended December 31, 1999, we lost $ 1,082,305 and for the year ended December 31, 1998, we lost $224,382. These losses were caused primarily by:

         o The fluctuation of natural gas and crude oil prices did not warrant the operation and maintenance of our wells.

         o both development costs and continuing general and administrative expenses with no corresponding revenue during these periods of time.

LIMITED OPERATING HISTORY.

We have a limited operating history and our financial health will be subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success of our company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which we will operate. Our success is dependent upon the successful financing and development of our business plan. No assurance of success is offered. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably. See "Business"

WE DEPEND HEAVILY ON THE CONTINUED SERVICE OF OUR CHIEF EXECUTIVE OFFICER.

We place substantial reliance upon the efforts and abilities of Michael Ward, our chief executive officer. The loss of Mr. Ward's services could have a serious adverse effect on our business, operations, revenues or prospects. We do not have an employment agreement with Mr. Ward or maintain any key man insurance on his life, and we do not intend to maintain any keyman insurance for some time.

RELIANCE ON MANAGEMENT.

         All decisions with respect to the management of our Company will be made by our Company's directors and officers. Accordingly, no person should purchase any shares offered by this Prospectus unless the subscriber is willing to entrust all aspects of management to the Directors and Officers of our Company. The loss of their services could have a material adverse effect on our Company's business and prospects.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN THE USE OF PROCEEDS WE RECEIVE FROM THE SALE OF SHARES TO SWARTZ.

We will not receive any other proceeds of this offering, but we may receive proceeds of the sale of shares to Swartz under our Investment Agreement with them. Management has broad discretion to adjust the application and allocation of the net proceeds of shares sold to Swartz in order to address changed circumstances and opportunities. As a result, our success will be substantially dependent upon the discretion and judgment of our management in determining how to apply and allocate those proceeds.

A MAJORITY OF OUR SHAREHOLDERS CAN ELECT ALL OF OUR DIRECTORS.

There is no cumulative voting for the election of directors of the Company. As a result, the holders of a majority of our outstanding voting stock may elect all of our directors if they choose to do so, and the holders of the remaining shares will not be able to elect any directors. Currently, our officers own a substantial percentage of the shares of Common Stock outstanding and are in a position to control our affairs, including the election of the board of directors.

A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK IS HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS, WHO CAN SIGNIFICANTLY INFLUENCE ALL ACTIONS THAT REQUIRE A VOTE OF OUR SHAREHOLDERS.

Our directors and executive officers currently own approximately 40.02 % of our outstanding common stock. As a result, management is in a position to influence significantly the election of our directors and all other matters that are put to a vote of our shareholders.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED.

Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange. Trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THERE HAS BEEN AN ILLIQUID PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE OF OUR STOCK MAY BE SUBJECT TO FLUCTUATIONS.

We cannot assure you that a liquid transparent trading market for our common stock will develop or be sustained. You may not be able to resell your shares at or above the initial offering price. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

     - operating results that vary from the expectations of securities analysts and investors;

     - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

     - the operations, regulatory, market and other risks discussed in this section;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - announcements by third parties of significant claims or proceedings against us; and

     - future sales of our common stock.

In addition, the market for our stock has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.


OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

RISKS RELATING TO LOW-PRICE STOCKS.

Because our stock is quoted on the NASD OTC Electronic Bulletin Board and subject to the Penny Stock Regulations, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, our Company's securities. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

THE EXERCISE OF WARRANTS COULD DEPRESS OUR STOCK PRICE AND REDUCE YOUR PERCENTAGE OF OWNERSHIP.

If all of the warrants that may be issued to Swartz under the Investment Agreement are issued, Swartz will hold warrants to 4,000,000 shares of common stock, assuming that we issue a total of 25,000,000 shares to Swartz under the Investment Agreement. These are in addition to the options held by officers and employees. The number of warrants that may be issued to Swartz under the Investment Agreement will fluctuate depending on the price at which we put shares to Swartz, which in turn will depend on the market price at the time of the puts. In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise or conversion of stock options, warrants or other convertible securities that are presently outstanding, or that may be granted in the future, will dilute the percentage ownership of our other shareholders. The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock that will be outstanding after this offering.

WE MAY NOT HAVE ENOUGH FUNDING TO COMPLETE OUR BUSINESS PLAN.

We expect that our major source of funding over the next 36 months will be our financing arrangement with Swartz. We may need additional financing to fully implement our business plan. We believe the private equity line will be sufficient to maintain our operations for at least the next 36 months, but the amount available under that line is based upon trading volume, which is beyond our control. If trading volume were to decline significantly, or not to increase as expected, we might not be able to draw down enough funds under that line to finance demand for our product. As a result, we may need to seek financing above that provided by Swartz's private equity line. We cannot give any assurance that this additional financing could be obtained of attractive terms or at all. In addition, our ability to raise additional funds through a private placement may be restricted by SEC rules which limit a company's ability to sell securities similar to those being sold in a registered offering (such as that contemplated by Swartz's equity line) before the time that offering is completed or otherwise terminated.

Lack of funding could force us to curtail substantially or cease our operations. Based on our potential rate of cash operating expenditures and our current plans, we expect our cash requirements for the next 36 months may need to come primarily from the proceeds of the Investment Agreement with Swartz. However, our ability to raise funds under the Investment Agreement is subject to several conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on the number of shares we may issue based on the volume of trading in the common stock. We expect that our future cash requirements may be fulfilled by sales of gas products and related services, the sale of additional equity securities, debt financing. However, there can be no assurance that any future funds required in excess of the proceeds of the Investment Agreement will be generated from operations or other potential sources. There can also be no assurance that the required funds, if available, will be available on attractive terms or that the terms under which they are raised will not significantly dilute the interests of our existing shareholders.

FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS.

Our Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its oil and gas operations, competing market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has specific plans and arrangements for financing its working capital is presently insufficient to fund the Company's activities. It may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to our Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations. The Company anticipates that its existing capital resources, together with the net proceeds of this Offering, will be adequate to satisfy its operating expenses and capital requirements for at least 6 months after the date of this Prospectus. However, such estimates may prove to be inaccurate. See "Plan of Operation," "Business" and Financial Statements.

SUBSTANTIAL CAPITAL REQUIREMENTS

We may make substantial capital expenditures for the exploration, development, acquisition and production of natural gas and oil reserves, pipeline and processing systems. We believe that the Company will have sufficient cash provided by operating activities and equity financing to fund planned capital expenditures in the near future. If revenues or the Company's equity financing decrease as a result of lower natural gas and oil prices, operating difficulties or declines in reserves, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs or acquisition opportunities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

WE CAN GIVE NO ASSURANCE REGARDING THE AMOUNTS OF CASH THAT WE WILL GENERATE.

The actual amounts of cash we generate will depend upon numerous factors relating to our business which may be beyond our control, including:

   o the demand for natural gas;

   o profitability of operations;

   o required principal and interest payments on any debt we may incur;

   o the cost of acquisitions;

   o our issuance of equity securities;

   o fluctuations in working capital;

   o capital expenditures;

   o continued development of wells for connection to our gathering systems;

   o prevailing economic conditions;

   o fuel conservation measures;

   o alternate fuel requirements;

   o government regulations; and

WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, IF AT ALL.

No cash dividends have been paid on the Common Stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

COMPETITION.

Our Company will be competing with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than we do. There can be no assurance that these or other companies will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company. There can be no assurance that our Company will successfully differentiate itself from its competitors or that the market will consider our products to be superior or to or more appealing than those of our competitors. Market entry by any significant competitor may have an adverse effect on our sales and profitability. See "Competition."

WE OPERATE IN HIGHLY COMPETITIVE MARKETS IN COMPETITION WITH A NUMBER OF DIFFERENT COMPANIES.

We face strong competition in our geographic areas of operations. Our competitors include major integrated oil companies, interstate and intrastate pipelines and raw natural gas gatherers and processors. Some of our competitors offer more services or have greater financial resources and access to larger raw natural gas supplies than we do. We compete with integrated companies that have greater access to raw natural gas supply and are less susceptible to fluctuations in price or volume, and some of our competitors that have greater financial resources may have an advantage in competing for acquisitions or other new business opportunities.

WE MUST CONTINUALLY COMPETE FOR RAW NATURAL GAS SUPPLY AND OUR SUCCESS DEPENDS UPON THE AVAILABLE SUPPLY OF RAW NATURAL GAS.

In order to maintain or increase throughput levels in our raw natural gas gathering systems and asset utilization rates at our processing plants, we must continually contract for new raw natural gas supplies to offset natural declines in connected supplies of raw natural gas. Our future growth will depend, in part, upon whether we can contract for additional supplies at a greater rate than the rate of natural decline in our currently connected supplies. The primary factors affecting our ability to connect new wells to our gathering facilities include our success in contracting for existing producing raw natural gas supplies that are not committed to other systems and the level of drilling activity near our gathering systems. Drilling activity generally increases (or decreases) as oil and natural gas prices increase (or decrease). Our industry is highly competitive, and we cannot assure you that we will be able to obtain additional contracts for raw natural gas supplies.

Our results are materially affected by the volume of raw natural gas processed at our facilities and asset utilization rates. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. A material decrease in natural gas production for a prolonged period in the areas where our gathering facilities are located, as a result of depressed commodity prices or otherwise, likely would have a material adverse effect on our results of operations and financial position.

GROWING OUR BUSINESS BY CONSTRUCTING NEW PIPELINES AND PROCESSING FACILITIES SUBJECTS US TO CONSTRUCTION RISKS AND RISKS THAT RAW NATURAL GAS SUPPLIES WILL NOT BE AVAILABLE UPON COMPLETION OF THE FACILITIES.

One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems, modification of our existing gas processing plant and construction of new processing facilities. The construction of gathering and processing facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited raw natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough raw natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

A SIGNIFICANT COMPONENT OF OUR GROWTH STRATEGY WILL BE ACQUISITIONS AND WE MAY NOT BE ABLE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY.

Our business strategy will emphasize growth through strategic acquisitions, but we cannot assure you that we will be able to identify attractive or willing acquisition candidates or that we will be able to acquire these candidates on economically acceptable terms. Competition for acquisition opportunities in our industry exists and may increase. Any increase in the level of competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

Our strategy of acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and possible regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals, including those under federal and state antitrust laws. Our ability to grow through acquisitions and manage such growth will require us to to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

IF WE ARE UNABLE TO MAKE ACQUISITIONS ON ECONOMICALLY AND OPERATIONALLY ACCEPTABLE TERMS, OUR FUTURE FINANCIAL PERFORMANCE MAY BE LIMITED.

There can be no assurance that:

   o we will identify attractive acquisition candidates in the future;

   o we will be able to acquire assets on economically acceptable terms;

   o any acquisitions will not be dilutive to earnings and operating surplus; or

   o any debt incurred to finance an acquisition will not affect our ability to make distributions to you.

If we are unable to make acquisitions on economically and operationally acceptable terms, our future financial performance will be limited to the performance of our present gas gathering network.

   Our acquisition strategy involves many risks, including:

   o difficulties inherent in the integration of operations and systems;

   o the diversion of management's attention from other business concerns; and

   o the potential loss of key employees of acquired businesses.

In addition, future acquisitions may involve significant expenditures. Depending upon the nature, size and timing of future acquisitions, we may be required to secure financing. We cannot assure you that additional financing will be available to us on acceptable terms.

The amount of natural gas which is recoverable from properties potentially served by our gathering systems may be less than our estimates, which could materially adversely affect the amount of natural gas we gather and, thus, our revenues.

Estimates of the amount of natural gas which is recoverable from properties potentially served by our gathering systems may vary substantially from actual amounts that are economically recoverable. There are numerous uncertainties inherent in estimating quantities of recoverable natural gas, including many factors over which we have no control. Estimates of recoverable natural gas necessarily depend upon a number of factors, any one of which may vary considerably from actual results. These factors and assumptions relate to:

   o the geological features of the rock formations in which the natural gas is found;

   o historical production from the area compared with production from other producing areas;

   o the assumed effects of regulation by governmental agencies; and

   o assumptions concerning future natural gas prices, operating costs and capital expenditures.

For these reasons, estimates of the recoverable quantities of natural gas attributable to any particular group of properties, classifications of properties based on risk of recovery of natural gas, and estimates of future net cash flows expected from these properties, as prepared by different engineers or by the same engineers at different times, may vary substantially. Actual production, revenue and expenditures will likely vary from estimates, and these variations may be material. If the amount of recoverable natural gas is materially less than the estimates, the amount of natural gas we gather and, thus, our revenues could be materially adversely affected. A decline in gas prices could adversely affect our revenues.

ACQUISITION RISKS

The acquisition of prospects that yield cost-effective and successful exploration or development opportunities requires assessment of numerous factors, many of which are beyond our control. While we believe that our management's expertise will give us advantages over some of our competitors, there can be no assurances that the Company's acquisition of property interests will be successful and, if unsuccessful, that such failure will not have an adverse effect on our future results of operations and financial condition.

OUR BUSINESS IS DEPENDENT UPON PRICES AND MARKET DEMAND FOR OIL, NATURAL GAS AND NGLS, WHICH ARE BEYOND OUR CONTROL AND HAVE BEEN EXTREMELY VOLATILE.

We are subject to significant risks due to fluctuations in commodity prices, primarily with respect to the prices of NGLs that we own as a result of our processing activities.

The markets and prices for residue gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

   - the impact of weather on the demand for oil and natural gas;

   - the level of domestic oil and natural gas production;

   - the availability of imported oil and natural gas;

   - the  availability  of  local,  intrastate  and  interstate   transportation
     systems;

   - the availability and marketing of competitive fuels;

   - the impact of energy conservation efforts; and

   - the extent of governmental regulation and taxation.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

There are numerous uncertainties inherent in estimating natural gas and oil reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in our financial statements represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. Estimates of economically recoverable natural gas and oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future natural gas and oil prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

RESERVE REPLACEMENT RISK

In general, the volume of production from natural gas and oil properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics, and varies from the steep decline rate characteristic of some reservoirs to the relatively slow decline rate characteristic of the longer-lived fields. Except to the extent we acquire properties containing proved reserves or conducts successful exploration and development activities, or both, the proved our reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent upon the level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of natural gas and oil reserves would be impaired. In addition, there can be no assurance that our future exploration, development and acquisition activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

WE GENERALLY DO NOT OWN THE LAND ON WHICH OUR PIPELINES ARE CONSTRUCTED AND WE ARE SUBJECT TO THE POSSIBILITY OF INCREASED COSTS FOR THE LOSS OF LAND USE.

We generally do not own the land on which our pipelines are constructed. Instead, we obtain the right to construct and operate the pipelines on other people's land for a period of time. If we were to lose these rights, our business could be affected negatively.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

Our business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, natural gas and oil. We are also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. In addition, we are subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including regulations which may be promulgated under the Oil Pollution Act of 1990, could have a material adverse effect on the Company.

FEDERAL, STATE OR LOCAL REGULATORY MEASURES COULD ADVERSELY AFFECT OUR BUSINESS.

While the Federal Energy Regulatory Commission, or FERC, does not directly regulate the major portions of our operations, federal regulation, directly or indirectly, influences certain aspects of our business and the market for our products. As a raw natural gas gatherer and not an operator of interstate transmission pipelines, we generally are exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers proposals by pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect rights of access to natural gas transportation capacity.

While state public utility commissions do not regulate our business, state and local regulations do affect our business. We are subject to ratable take and common purchaser statutes in the states where we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes also have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of raw natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of raw natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Oklahoma, Kansas and Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. The states in which we conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, and the "rural gathering exemption" under that statute that our gathering facilities currently enjoy may be restricted in the future. The "rural gathering exemption" under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of our gathering facilities from jurisdiction under that statute, including those portions located outside of cities, towns, or any area designated as residential or commercial, such as a subdivision or shopping center.

OUR BUSINESS INVOLVES HAZARDOUS SUBSTANCES AND MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATION.

Many of the operations and activities of our gathering systems, plants and other facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We cannot assure you that we will not incur material environmental costs and liabilities. Furthermore, we cannot assure you that our insurance will provide sufficient coverage in the event an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

RISK OF ADDITIONAL COSTS AND LIABILITIES RELATED TO ENVIRONMENTAL AND SAFETY REGULATIONS AND CLAIMS

Our pipeline operations are subject to various federal, state and local environmental, safety, health and other laws, which can increase the cost of planning, designing, installing and operating such facilities. There can be no assurance that costs and liabilities relating to compliance will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in additional costs to and liabilities for us.

GOVERNMENTAL REGULATION OF OUR PIPELINES COULD INCREASE OUR OPERATING COSTS

Currently our operations involving the gathering of natural gas from wells are exempt from regulation under the Natural Gas Act. Section 1(b) of the Natural Gas Act provides that the provisions of the Act shall not apply to facilities used for the production or gathering of natural gas. Our physical dimensions and operations support the conclusion that our facilities perform primarily a gathering function. We should not, therefore, be subject to Natural Gas Act regulation. There, however, can be no assurance that this will remain the case. The Federal Energy Regulatory Commission's oversight of entities subject to the Natural Gas Act includes the regulation of rates, entry and exit of service, acquisition, construction and abandonment of transmission facilities, and accounting for regulatory purposes. The implementation of new laws or policies that would subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act could have a material adverse effect on our financial condition and operations. Similarly, changes in the method or circumstances of operation, or in the configuration of facilities, could result in changes in our regulatory status.

Our gas gathering operations are subject to regulation at the state level, which increases the costs of operating our pipeline facilities. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Texas. Presently, our rates are not regulated in Texas . Changes in state regulations, or our status under these regulations due to configuration changes in our operating facilities, that subject us to further regulation could have a material adverse effect on our financial condition. Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by the pipelines. We can also be liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. While we believe that the gathering systems comply in all material respects with applicable laws, we cannot assure you that future events will not occur for which we may be liable. Possible future developments, including stricter laws or enforcement policies, or claims for personal or property damages resulting from our operations could result in substantial costs and liabilities to us.

GATHERING SYSTEM OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNFORESEEN INTERRUPTIONS

The operations of our gathering systems are subject to hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events, beyond our control. A casualty occurrence might result in injury and extensive property or environmental damage. Although we intend to maintain customary insurance coverages for gathering systems of similar capacity, we can offer no assurance that these coverages will be sufficient for any casualty loss we may incur.

OPERATING RISKS OF NATURAL GAS AND OIL OPERATIONS

The natural gas and oil business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. The availability of a ready market for our natural gas and oil products also depends on the proximity of reserves to, and the capacity of, natural gas and oil gathering systems, pipelines and trucking or terminal facilities. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

OPERATING HAZARDS, RISKS OF TRANSPORTATION ACCESS AND UNINSURED RISKS.

Oil and gas drilling activities are subject to numerous risks, many of which are uninsurable, including the risk that no commercially viable oil or natural gas production will be obtained. Many of such risks are beyond our control. Our decisions to purchase, explore or develop a prospect or property will depend in part on our evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain, and overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Technical problems encountered in actual drilling, completion and workover activities can delay such activities and add substantial costs to a project. Further, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices and limitations in the market for products.

The availability of a ready market for our oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be partially or totally shut in for lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity.

Our oil and natural gas business also is subject to all of the operating risks associated with the drilling for and production of oil and natural gas, including, but not limited to, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater and shoreline contamination), blowouts, cratering, mechanical difficulties, fires, explosions, pollution and other risks, any of which could result in substantial losses to us. Although we maintain insurance at levels that we believe are consistent with industry practices, we are not fully insured against all risks. Losses and liabilities arising from uninsured and under insured events could have a material adverse effect on our financial condition and operations.

OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

Our operations are subject to the many hazards inherent in the gathering, compressing, treating and processing of raw natural gas and NGLs and storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

INSURANCE

Companies engaged in the petroleum products distribution and storage business may be sued for substantial damages in the event of an actual or alleged accident or environmental contamination. The Company maintains $2,500,000 of liability insurance. There can be no assurance that we will be able to continue to maintain liability insurance at a reasonable cost in the future, or that a potential liability will not exceed the coverage limits. Nor can there be any assurance that the amount of insurance carried by us will enable it to satisfy any claims for which it might be held liable resulting from the conduct of its business operations.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we may receive proceeds from the sale to Swartz of common stock puts and shares issuable upon the exercise of warrants issued or to be issued to Swartz under the Investment Agreement. We intend to use the proceeds from the sale of the put shares to Swartz and the exercise of warrants by Swartz for acquisitions, working capital and general corporate purposes.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

         Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1998 and 1999 and the three quarters of 2000.

The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock:

         Our common stock trades Over-the-Counter (OTC) on the OTC Bulletin Board under the symbol TIDE. Table1. sets forth the high and low bid information for each fiscal quarter beginning with September 30, 1998, the first quoted quarter. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. These data provided by NASDAQ Trading and Market Services.

Table 1.

Bid Information
--------------------------------------------------------------------------------

Fiscal Quarter Ended                High                      Low
--------------------------------------------------------------------------------

September 30, 2000                  0.47                      0.25
June 30, 2000                       0.75                      0.40
March 31, 2000                      1.81                      0.53
December 31, 1999                   3.46                      1.25
September 30, 1999                  4.00                      0.875
June 30, 1999                       1.50                      0.375
March 31, 1999                      0.70                      0.40
December 31, 1998                   0.875                     0.125
September 30, 1998                  0.5625                    0.375

--------------------------------------------------------------------------------

         The Company has 81 active shareholders of its common stock as of September 30, 2000 holding 17,980,489 common shares. We believe that many additional holders of the Company common stock are unidentified because their shares are held by brokers in nominee accounts or "street name". The number of beneficial owners holding stock in nominee or "street name" is estimated by the Company to be approximately 600.

Dividends and Dividend Policy

          A ten percent common stock dividend was declared on December 28, 1999. An additional 1,385,959 shares were issued to existing shareholders. There are no restrictions imposed on the Company which limit its ability to declare or pay dividends on its common stock. No cash dividends have been declared or paid to date and none are expected to be paid in the foreseeable future.

         We have never paid any dividends on our common stock. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not expect to pay any cash dividends to our shareholders in the foreseeable future. The board of directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements and other factors.

                                    BUSINESS

Business Overview

         Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has two operating subsidiaries named Tidelands Oil Corporation (TOC) and Tidelands Gas Corporation (TGC), both Texas corporations.

         Tidelands Oil Corporation was formed in May 1985. Since inception and until recently, Tidelands Oil Corporation has devoted virtually all of its efforts to acquiring control of leases which comprise the remaining portion of the Sacatosa Field in Maverick County, Texas. This acreage is located on the Ewing Halsell Foundation Ranch also known as the Farias Ranch. These oil and gas leases directly offset Continental Oil Company (CONOCO) which has leases on the Chittam Ranch. The CONOCO leases have produced in excess of 40,000,000 barrels of oil and 20 BCF of gas. Tideland's leases have approximately 156 oil and gas wells scattered across the leases with largest concentration being on the northern portion of the acreage offsetting CONOCO. Tidelands has began a reworking program to place all of the wells back into production.

         Tidelands Gas Corporation was formed on August 29, 1996. Tidelands Gas Corporation was formed primarily for the purpose of acquiring the Delhi Pipeline System for use as a gas transportation outlet for the shallow gas reserves underlying Tideland's leases.

         Tidelands Gas Corporation organized two Texas Limited Liability companies, Rio Bravo Energy, LLC and Sonora Pipeline, LLC. Prior to December 2000, Tidelands owned fifty percent of each LLC. We purchased the remaining fifty percent of these two companies on December 1, 2000. We paid $500,000 for the two interests. We borrowed the purchase money from RAI Funding, Inc.

         Rio Bravo Energy, LLC was formed on August 10, 1998. It was formed primarily to operate the Chittim Gas Processing Plant. Rio Bravo Energy, LLC. purchased the Chittim gas processing plant from Conoco, Inc. This plant was purchased by Rio Bravo in 1999 and processes natural gas from Conoco Oil's Sacatosa Field which consists of approximately 3000 wells. It also processes natural gas from Merit Energy's Pena Creek Field which consists of approximately 300 wells. The gas plant has the capability to fractionate the natural gas into commercial grade propane and butane.

         Sonora Pipeline, LLC was formed in January 1998. It was formed primarily to operate the Sonora pipeline network which delivers natural gas to the Rio Bravo Chittim Gas Processing Plant. Sonora's pipeline network consists of approximately 80 miles of gas pipeline.

         Sonora will transport gas produced from Tideland's property as well as from other gas suppliers. Rio Bravo will operate the gas plant. It will process the natural gas into gas products such as natural gasoline, propane, butane. Rio Bravo will also market the gas products.

         Sonoro Pipeline and Rio Bravo will transport and process gas for suppliers such as Tidelands, Merit Energy, Conoco, and Cuantro Petroluem, Inc. The maximum operating capacity of gas plant is 10 million cubic feet of gas per day. The Sonoro pipeline capacity is greater than the gas processing plant's present capacity.

         Rio Bravo intends to ship all propane and butane products to Mexico and to sell natural gasolines to Enron Oil Trading and Transportation Company.

         The Texas Railroad Commission regulates all aspects of the production, transportation and processing of petroleum products.

Competition

         Tidelands will actively compete for reserve acquisitions and exploration/exploitation leases, licenses, gas suppliers and petroleum product purchasers. This competition will be against companies with greater financial and other resources. Competitive factors will include price, contract terms and quality of service, including pipeline connection times and distribution efficiencies and financial resources. The Company will face competition from other producers and suppliers, including competition from other local and world wide energy suppliers.

Employees

The Company has seven employees, including the Company officers, two plant operators and three field personnel.

                                   PROPERTIES

         The Rio Bravo Energy, LLC owns the Chittim Gas Processing Plant which is located Maverick County, Texas. Sonora Pipeline, LLC owns the Sonora Pipeline network. The oil and gas leases are located in Maverick and Dimmit Counties, Texas.

         The following table sets forth our net proved and proved developed reserves at December 31, 1999, as set forth in the financial statements on the Consolidated Supplemental Information (unaudited).

Table 1. Net Proved and Proved Developed Reserve Summary

Natural Gas (Mcf)

         Proved developed and Undeveloped reserves              19,995,825

         Proved Developed reserves                               2,934,851

         Production                                                 -0-

Oil (BBLS)

         Proved developed and undeveloped reserves               6,981,930

         Proved developed reserves                               3,916,777

         Production                                                  1,130

Acreage

         The following table summarizes our developed and undeveloped acreage at December 31, 1999 in Texas. We have excluded acreage in which the Company's interest is limited to owned royalty, overriding royalty and other similar interests.

Table 2. Acreage

Location                    Developed           Undeveloped          Total

                          Gross     Net        Gross     Net

Oil                        2429     1821        9419     7064         8885
                         ------   ------      ------   ------       ------

Gas                        2280     1710        9908     7431         9711
                         ------   ------      ------   ------       ------

Producing Wells

         The following table reflects the Company's ownership interests in gas and oil wells located in Texas at December 31, 1999.

Table 3.
                          Gross     Net

Oil                         133    99.76
                         ------   ------

Gas                          23     4.31
                         ------   ------


Drilling and Acquisition Activities

         During the years ended December 31, 1998 and 1999, we conducted no drilling activity.

Present Activities

         No drilling operations are presently in process. Current activities include reworking wells and placing wells back into production, gathering gas for the Sonora Pipeline and processing the gas through the Rio Bravo gas plant.

                               SELLING SHAREHOLDER

The following table provides certain information about the selling shareholder's beneficial ownership of our common stock as of September 30, 2000 and as adjusted to give effect to the sale of all of the shares being offered by this prospectus. The selling shareholder is not our affiliate and has not had a material relationship with us during the past three years. It is not affiliated with any broker-dealer. See "Plan of Distribution." The selling shareholder has sole voting and investment power with respect to the securities shown.

Shares Beneficially Owned After Offering

                  Number of Shares
                    Beneficially                       Number of
                    Owned Before     Number of        Shares Benef-   Percentage
Name                 Offering        Shares Offered   icially Owned
                                                      After Offering

Swartz Private
Equity, LLC (2)      1,500,000 (1)   29,000,000 (2)        -0-            -0-
                    ----------       ----------           -----          -----

(1) Assumes that the selling shareholders will sell all of the shares of the common stock offered by this prospectus. We cannot assure you that the selling shareholders will sell all or any of these shares.

(2) This number includes 1,500,000 shares of common stock issuable upon exercise of outstanding warrants which are currently exercisable. This number also includes (solely for purposes of this prospectus) up to an aggregate of 27,500,000 shares of our common stock that we may sell to Swartz under the Investment Agreement and Warrants issuable in connection with the Investment Agreement. These shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13 (g) of the Securities Exchange Act of 1934 before their acquisition by Swartz. We do not anticipate that Swartz will beneficially own more than 9.9% of our outstanding common stock at any time.

On October 17, 2000, we entered into an Investment Agreement with Swartz Private Equity, LLC. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $20 million from time to time during the three-year period beginning on the effective date of this registration statement. Each election by us to sell stock to Swartz is referred to as a put right.

Put Rights.

In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a result of exercising that put right. We must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put.

The minimum purchase price that we specify, if any, will be no greater than the lesser of (i) 80% of the closing bid price of our common stock on the business day immediately preceding the date of our advance put notice, or (ii) the closing bid price of our common stock on the business day immediately preceding the date of our advance put notice minus $0.125.

The number of shares of our common stock we may sell to Swartz in a put may not exceed the lesser of (i) 1,500,000 shares, (ii) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock, during the 20 business days after the date of our put notice, excluding any trading days in which the common stock trades below a price based on a minimum price, if any, that we may specify in our put notice; (iii) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock, during the 20 business days before the put dated, or (iv) a number of shares that, when added to the number of shares acquired by Swartz under the Investment Agreement during the 61 days preceding the put date, would exceed 909% of our total number of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

For each share of common stock, Swartz will pay us the lesser of:

      o     the market price for such share, minus $ 0.075, or

      o     91% of the market price for the share;

however, Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our put notice.

Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

Warrants Associated with Puts.

Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 100% of the market price on the date on which we exercised the put right. We have estimated, for registration purposes, that this will represent 2,500,000 underlying common shares. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

Swartz Commitment Warrants.

In partial consideration of the Investment Agreement, we issued warrants to Swartz (the "Commitment Warrants") to purchase 1,500,000 shares of our Common Stock. The Commitment Warrants are currently exercisable at the price of $0.297 per share. Each Commitment Warrant is immediately exercisable and terminates ten years after the date of issuance. The shares underlying the Commitment Warrants are being registered pursuant to the registration statement to which this Prospectus relates.

Limitations and Conditions Precedent to Our Put Rights.

Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put if, between the date we give advance notice of an intended put and the date the particular put is to close:

      o we have announced or implemented a stock split or combination of our common stock;

      o     we have paid a common stock dividend;

      o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

      o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of our company.

Short Sales.

Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

Cancellation of Puts.

We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

      o we discover an undisclosed material fact that would amount to a material misstatement or omission in this prospectus;

      o the registration statement registering resales of the common shares becomes ineffective; or

      o     our shares are delisted from the then-primary exchange.

If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

Non-usage Fee.

If we have not put a minimum of $1,000,000 in aggregate Put Dollar Amount during any six month period of time during the term of the Investment Agreement, we will be required to pay Swartz a non-usage fee equal to the difference of $100,000 minus 10% of the aggregate Put Dollar Amount of the Put Shares put to Swartz during such six month period. In the event that we deliver a termination notice to Swartz or an automatic termination occurs, we must pay Swartz a termination fee the greater of the non-usage fee for the applicable period or the difference of $200,000 minus 10% of the aggregate Put Dollar Amount of the Put Shares put to Swartz during all Puts to such date.

Shareholder Approval.

Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The NASDAQ Small Cap Market or NASDAQ National Market, we may be required to get shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

Termination of Investment Agreement.

We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of our intention to terminate that right; however, termination of that right will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

Restrictive Covenants.

During the term of the Investment Agreement and for a period of sixty (60) days after the Investment Agreement is terminated, we are prohibited from

      o issuing any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz, or

      o entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

Right of First Refusal.

Swartz has a right of first refusal to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (October 17, 2000) through sixty (60) days after the Investment Agreement is terminated.

Swartz's Right to Indemnification.

We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

                              PLAN OF DISTRIBUTION

         Each selling shareholder is free to offer and sell its common shares at such times, in such manner and at such prices as it may determine. The common shares are sold through transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of these methods of sale. Sales will be at market prices prevailing at the time of sale or at negotiated prices. The sales may or may not involve brokers or dealers. The selling shareholders have told us they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         Each selling shareholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions. Swartz is, and any broker-dealer assisting in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by these broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

         Because Swartz is deemed to be an  "underwriter"  within the meaning of
Section 2(a)(11) of the Securities Act, it will be subject to prospectus delivery requirements.

         We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to its sales in the market and have provided the selling shareholder with a copy of those rules and regulations.

         Each selling shareholder also may resell all or part of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of that Rule.

         We are responsible for all costs, expenses and fees incurred in registering the shares offered by this prospectus. The selling shareholder is responsible for brokerage commissions, if any, on the sale of those securities.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                            Date became director
Name                 Age    Position                        or officer
--------------------------------------------------------------------------------

Michael Ward         45     Director, President             October   21, 1998
Royis Ward           67     Director, Secretary/Treasurer   October   21, 1998
Ahmed Karim          28     Director, Vice President        October   21, 1998
Allen Alderson       51     Director                        December      1999

         Michael Ward is the President and Chief Executive Officer. Michael Ward has served in his present capacities since October 21, 1998. He is Vice President and Chief Executive Officer of Tidelands Gas Corporation. He is a Manager and Vice President of Development of Rio Bravo Energy, LLC. Mr. Ward has more than 25 years of diversified experience as an oil and gas professional. He was educated in business management and administration at Southwest Texas State University and the University of Texas. He has wide experience in the capacity in which he successfully served in operating oil and gas companies in the United States. During the past 20 years, he has been associated with Century Energy Corporation where his duties and responsibilities were production and drilling superintendent and supervised 300 re- completions and new drills in Duval County, Texas. In association with Omega Minerals, Inc., where he was vice president and part owner, he operated 65 wells in 23 counties in South and West
Texas: 17 wells in Seminole and Osage Counties, Oklahoma, 44 wells in Neosho and Wilson Counties, Kansas and 125 wells in Brown, Pike, Schuyler and Scott Counties. Illinois. He was president and owner of Major Petroleum Company. He drilled, completed and produced 42 wells in South and West Texas counties. The company was sold. With Tidelands Oil Corporation, his duties included supervising and performing remedial well work, work-overs and economic evaluation of the corporate properties. The primary area of interest was in Maverick County, Texas. He has performed project financing analysis and consulting of refinery acquisitions for the Yemen government. Currently, he is negotiating new gas purchase and sale contracts, supervising and administering the sale of gas line connections and hookups.

         Royis Ward is the Secretary/Treasurer and director of the Company. He is a Manager of Rio Bravo Energy, LLC and Sonora Pipeline, LLC. He is an oil and gas professional. He has been engaged in the oil and gas industry since graduation from Tyler Junior College, Tyler, Texas in 1952. Initially, he was employed as a production superintendent and landman for Coffield & Guthrie, Inc., a large independent oil and gas operator and thereafter placed in charge of pipeline and drilling operations from 1952-1955. In 1955. he began to develop oil and gas properties for his own account as an independent oil and gas operator throughout the southwest until 1962. At that time, he became President of Omega Petroleum Corporation, Shreveport, Louisiana. Thereafter, he continued as an independent oil and gas operator drilling individual in excess of 50 wells in the South Texas Area. In 1968, he became the President and CEO of Omega Minerals, Inc. and was instrumental in acquiring vast oil and gas properties by drilling, development, and re-acquisitions. In 1985, Tidelands Oil Corporation, a Texas Corporation, was formed for the purpose of drilling and developing oil and gas properties in South Texas. He presently serves as President of Tidelands Oil Corporation with emphasis primarily devoted to acquisitions of oil and gas properties.

         Ahmed Karim Vice President and director of the Company. He is a graduate of Simon Fraser University. He holds a degree in Business Administration, specializing in marketing and international business. Since 1995 his business experience includes work with Quest Investments Group and Interworld Trade and Finance where his responsibilities included marketing, finance and investor relations.

         Mr. Allen Alderson a member of the Company's board of directors. He is currently President of Falco Energy Services, L.L.C. (FES), a natural gas marketing and transportation company formed in 1995 with its headquarters located in Shreveport, Louisiana. Falco Energy Services is engaged in the marketing, transportation and processing of natural gas with emphasis on the development and operation of natural gas pipeline systems. He is a Manager and President of Rio Bravo Energy L.L.C. and Sonora Pipeline L.L.C.

         Mr. Alderson attended Louisiana Tech University and the University of Texas at Austin, graduating with a Bachelor of Science Degree in Finance. He is a member of the Independent Petroleum Association of America, the Texas Independent Producers and Royalty Owners Association, the Houston Energy Association and is a charter member of the Natural Energy Services Association.

Royis Ward is the father of Michael Ward.

Executive Officer Compensation

The Company has three executive officers, Michael, Royis Ward and Ahmmed Karim. Michael Ward's annual salary is $120,000. Royis Ward's annual salary is $120,000. The company has not paid any of these salaries to date and the amounts due are accruing. These salaries include work performed by the Wards on the Company's subsidiaries in their respective executive officer capacities.

Director Compensation

No compensation was paid by our Company to any Directors for any service provided as a Director during the fiscal year ended December 31, 1999. There are no other formal or informal understandings or arrangements relating to compensation; however, Directors may be reimbursed for all reasonable expenses incurred by them in conducting Integral's business. These expenses would include out-of-pocket expenses for such items as travel, telephone, and postage. The company has retained Mr. Allen Alderson as a consultant. His monthly consulting fee is $3,000.

                             PRINCIPAL SHAREHOLDERS

The following table shows, as of September 30, 2000, information about equity securities we believe to be owned of record or beneficially by

      o     each of our directors;

      o each person who owns beneficially more than 5% of any class of our outstanding common stock; and

      o     all of our directors and executive officers as a group.

Table 1.

     (1)              (2)                               (3)               (4)
Title of Class    Name and Address                Amount and Nature     Percent
                                                                        of Class

Common            Michael Ward                       3,513,125           19.54%
                  9309 North Star
                  Corpus Christi, TX

Common            Royis Ward                         3,513,125           19.54%
                  5902 Fenway
                  Corpus Christi, TX

Common            Cede & Co                          4,523,471           25.16%
                  P.O. Box 20
                  Bowling Green Station, NY

*Common           Pan Pacific Investments, Ltd.      1,000,000            5.6%
                  Buckingham Square Penthouse
                  Seven Mile Beach
                  West Bay Road
                  Grand Cayman, Cayman Island
                  British West Indies

Common            Allen Alderson                       165,000            0.092%
                  6857 N. Lakeshore Dr.
                  Shreveport, LA 71107

Common            Ahmed Karim                           27,500            0.002%
                  1532 Woods Dr.
                  N. Vancouver, B.C.
                  Canada V7R 1A9

* Beneficial ownership based on outstanding common stock option to purchase 1,000,000 shares at $1.00 per share on, or before February 2, 2002. The option has not been exercised as of the filing date of this registration statement.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         The Company granted common stock options on January 10, 1999 to its officers and directors totaling 1,650,000 common shares excisable on, or before January 10, 2000. None of the options were exercised.

         The Company granted common stock options on November 11, 1999 to directors Allen Alderson and Danny Vines. Danny Vines was a company director who resigned earlier this year. The options are exercisable in three 50,000 share blocks each at an exercise price of 45 cents per share. Mr. Alderson exercised all of his options. Mr. Vines exercised 100,000 share options and has 50,000 shares remaining unexercised.

         The boards of directors of the Company's wholly owned subsidiaries had previously approved the accrual of officer salaries totaling $610,000 for services rendered during 1999 and previous years. These salaries remain unpaid.

         As of December 31, 1999, the cumulative non-interest bearing advances due from Michael and Royis Wards, as officers and directors of the Company's wholly owned subsidiaries, totaled $179,782.

                                LEGAL PROCEEDINGS

         The Company is not a party to any pending or threatened legal proceedings.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share. As of September 30, 2000, there are17,980,489 shares of common stock issued and outstanding. The holders of the common stock are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The shareholders are not entitled to cumulative voting rights. The common stock is not assessable and not subject to the payment of any corporate debts. The holders of our common stock are entitled to one vote for each share on all matters submitted to the shareholders for vote. Holders are entitled to share ratably in any dividends which may be declared, from time to time, by the board of directors in its discretion, from legally available funds. If we are liquidated, dissolved, or wound up, the holders of common shares are entitled to share pro rata all assets remaining after full payment of all liabilities. There are no conversion rights or redemption or sinking fund provisions for the common stock.

Common Stock Warrants

         There are outstanding warrants to purchase 1,500,000 shares of our common stock at a price of $0.375 per share. These warrants were issued to Swartz on September 6, 2000 for Swartz's commitment to enter into the Investment Agreement. The warrants expire on September 6, 2010. The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

         In partial consideration of arranging for the Swartz Private Equity Financing Agreements, we issued 1,785,714 shares to Goodbody International, Inc. Additionally, for each $1,000,000 Dollars of financing provided by Swartz, we have agreed to deliver Goodbody 100,000 common stock purchase warrants. We have agreed to pay Goodbody a financing fee equal to 3.5% based on the funds we receive from the Swartz financing.

         There are outstanding warrants to purchase 1,000,000 shares of our common stock at a price of $1.00 per share. The warrant is immediately exercisable and expires on February 2, 2002.

         Our common stock is covered by the Securities and Exchange Commission's penny stock rules. These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market. It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Stock Transfer Agent

         Our Stock Transfer Agent is Signature Stock Transfer of Addison, Texas.

                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon by Gregory M. Wilson, Attorney at Law, Spokane, Washington. Mr. Wilson is a shareholder of the Company. It is possible that the Company's board of directors may, in the future, authorize the issuance of shares to Mr. Wilson for legal services.

                                     EXPERTS

         Our balance sheet as of December 31, 1999 and 1998 and the statements of our operations, shareholders' equity and cash flows for the years then ended, have been included in this prospectus in reliance on the report of Baum & Company, P.A., certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits. For further information regarding Tidelands Oil & Gas Corporation and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                         Tidelands Oil & Gas Corporation

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         The Nevada Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

SEC Registration Fee                  $
Blue Sky Fees and Expenses            $
Accounting Fees and Expenses          $ 2,500
Legal Fees and Expenses               $     *
Miscellaneous                         $     *

         Total                        $

Item 26. Recent Sales of Unregistered Securities

On October 21, 1998, the Company issued 8,635,000 common shares to the principal shareholders of Tidelands Oil Corporation and Tidelands Gas Corporation in connection with the Company's acquisition of those two corporations as wholly-owned subsidiaries based on the Section 4(2) securities transaction exemption.

On January 13, 1999, the Company issued 90,000 common shares to a creditor as payment for an outstanding debt. The debt was $64,414. In connection with this transaction, the Company issued 40,000 common stock purchase warrants exercisable at $2.50 per share. The warrants expire on January 13, 2001. The securities transaction exemption was Section 4(2).

On February 15, 1999, the Company issued 88,570 common shares to a creditor as payment for an outstanding debt. The debt was $61,390. In connection with this transaction, the Company issued 40,000 common stock purchase warrants exercisable at $2.50 per share. The warrants expire on February 5, 2001. The securities transaction exemption was Section 4(2).

On April 6, 1999, the Company sold 2,000,000 shares of common stock for 50 cents per share. The securities transaction exemption was Regulations D and S.

On August 18, 1999, the Company issued 175,000 shares of common stock in connection with the settlement of a lawsuit. The consideration was par value. The securities transaction exemption was Section 4(2).

On December 27, 1999, Alan Alderson exercised his option to purchase 150,000 common shares at the price of 45 cents per share. Danny Vines exercised his option to purchase 100,000 common shares at the price of 45 cents per share. The securities transaction exemption was Section 4(2).

On April 19, 2000, the Company acquired all of the issued and outstanding capital stock of Omni Acquisition Corporation in exchange for 250,000 restricted common shares of the Company. The securities transaction exemption was Section 4(2).

On April 19, 2000, the Company issued 150,000 common shares for services rendered. The transaction consideration was $30,000. The securities transaction exemption was Section 3(b).

On, or about  September 30, 2000,  the Company  issued 100,000 common shares for
public  relations  services  valued  at  $15,600.  The  securities   transaction
exemption was Section 4(2).

On, or about October 2, 2000, the Company authorized the issuance of 1,785,714 common shares to Goodbody International, Inc. in partial consideration for arranging the Swartz Private Equity financing. The securities transaction exemption was Section 4(2) of the Securities Act of 1933.

Item 27. Exhibits

         Exhibit       Description
         -------       -----------

         3.1      Articles of Incorporation of Tidelands Oil & Gas Corporation.,
                  a Nevada corporation.
         3.3      Bylaws of Tidelands Oil & Gas Corporation.
         4.1      Investment Agreement with Swartz Private Equity, LLC
         5        Opinion of Wilson Law Offices
         21       List of Subsidiaries
         23.1     Consent of  Wilson  Law Offices (included in their opinion set forth in Exhibit 5 hereto)
         23.2     Consent of Independent Auditor
         24       Power of Attorney (see signature page)
         27       Financial Data Schedule

Item 28. Undertakings

         The undersigned registrant hereby undertakes to:

         (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

         (i)      Include any  prospectus  required  by section  10(a)(3) of the
                  Act;
         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
         (iii) Include any additional or changed material information on the plan of distribution.

         For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Corpus Christi, Texas on December 19, 2000.

Tidelands Oil & Gas Corporation

By:
    ---------------------------
Michael Ward, President



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                 Title                              Date
---------                 -----                              ----


/s/ Michael Ward          CEO, Director                      December  __, 2000
-------------------
     Michael Ward

/s/ Royis Ward            Secretary, Chairman of Board       December  __, 2000
--------------------
     Royis Ward

/s/ Ahmed Karim           V.P./Director                      December  __, 2000
---------------


/s/ Allan Alderson        Director                           December  __, 2000
-------------------

                                POWER OF ATTORNEY

         Each person whose signature appears appoints Michael Ward, as their agent and attorneys-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached.

     Signature                     Title                              Date
     ---------                     -----                              ----


/s/ Royis Ward             Secretary, Chairman of Board       December  __, 2000
--------------------
     Royis Ward

/s/ Ahmed Karim            V.P./Director                      December  __, 2000
---------------


/s/ Allan Alderson         Director                           December  __, 2000
-------------------

                         TIDELANDS OIL & GAS CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                         Page
                                                                         ----

Report of Independent Auditors                                            F-2

Consolidated Financial Statements of Tidelands Oil & Gas Corporation:

Consolidated Balance Sheets at December 31, 1999 and
September 30, 2000 (Unaudited)                                            F-3

Consolidated Statements of Operations for the Years Ended
December 31, 1999 and 1998 and the Nine Months Ended
September 30, 2000 and 1999 (Unaudited)                                   F-4

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1999 and 1998 and the Nine
Months Ended September 30, 2000 and 1999 (Unaudited)                      F-5

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1999 and 1998 and the Nine Months Ended
September 30, 2000 and 1999 (Unaudited)                                   F-6

Notes to Consolidated Financial Statements                            F-7 - F-19

                              BAUM & COMPANY, P.A.
                         4310 SHERIDAN STREET, SUITE 202
                            HOLLYWOOD, FLORIDA 33021


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

Board of Directors
Tidelands Oil & Gas Corporation
Corpus Christi, Texas

We have audited the accompanying consolidated balance sheet of Tidelands Oil & Gas Corporation as of December 31, 1999, and the related statements of consolidated stockholders' equity, operations, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tidelands Oil & Gas Corporation as of December 31, 1999 and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

Baum & Company, P.A.
Hollywood, Florida
April 17, 2000


                        TIDELANDS OIL & GAS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                         December 31,    September 30,
                                   ASSETS                                     1999             2000
                                                                        -------------    -------------
                                                                                          (Unaudited)
Current Assets
   Cash                                                                 $      51,065    $     183,585
   Accounts Receivable                                                         14,365           13,487
   Prepaid Expenses and Other Current Assets                                   11,851            3,094
                                                                        -------------    -------------
          Total Current Assets                                                 77,281          200,166
                                                                        -------------    -------------

Oil and Gas Properties (Net)                                                  506,310          486,040
                                                                        -------------    -------------

Other Assets
   Deposits and Organizational Costs, Net                                       1,101            1,658
   Investments                                                                115,742          159,675
   Intangible Assets, Net                                                   3,503,633        3,369,458
                                                                        -------------    -------------
          Total Other Assets                                                3,620,476        3,530,791
                                                                        -------------    -------------

          Total Assets                                                  $   4,204,067    $   4,216,997
                                                                        =============    =============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts Payable and Accrued Expenses                                $     415,051    $     510,830
   Current Maturities of Long--Term Debt                                       19,552           19,552
   Drilling Advances                                                           25,967             --
          Total Current Liabilities                                           460,570          530,382
                                                                        -------------    -------------

Long-Term Debt                                                                 60,405          264,925
                                                                        -------------    -------------

Due to Related Parties                                                        430,218          667,499
                                                                        -------------    -------------
          Total Liabilities                                                   951,193        1,462,806
                                                                        -------------    -------------
Commitments and Contingencies
Stockholders' Equity
   Common Stock - $.001 Par  Value; 100,000,000 shares authorized
       17,420,489 shares issued and outstanding at December 31, 1999
       17,980,489 shares issued and outstanding at September 30, 2000          17,420           17,980
   Additional Paid-In Capital                                               4,682,270        4,845,780
   Subscriptions Receivable                                                  (124,575)         (67,500)
   Accumulated (Deficit)                                                   (1,322,241)      (2,042,069)
                                                                        -------------    -------------
           Total Stockholders' Equity                                       3,252,874        2,754,191
                                                                        -------------    -------------

          Total Liabilities and Stockholders' Equity                    $   4,204,067    $   4,216,997
                                                                        =============    =============



                TIDELANDS OIL & GAS CORPORATION Nine Months Ended
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    Nine Months Ended
                                                 Year Ended December 31,      ----------------------------
                                              ----------------------------    September 30,   September 30,
                                                   1999            1998            2000            1999
                                              ------------    ------------    ------------    ------------
                                                                               (Unaudited)     (Unaudited)
Revenues:
   Oil and Gas Sales and Others               $     45,299    $     14,381    $     99,588    $     26,978
                                              ------------    ------------    ------------    ------------
                                                    45,299          14,381          99,588          26,978
                                              ------------    ------------    ------------    ------------
Operating Expenses:
   Lease Operating Expenses                        121,787          15,691         183,063          86,119
   Lease Expirations                                  --              --            27,809            --
   General and Administrative                      516,317         157,493         409,148         368,748
   Litigation Settlement                           220,400            --              --              --
   Depreciation, Depletion and Amortization        205,948          51,776         159,436         151,832
   Losses From Investments                          28,282           7,254          30,396          12,593
                                              ------------    ------------    ------------    ------------
          Total Operating Expenses               1,092,734         232,214         809,852         619,292
                                              ------------    ------------    ------------    ------------

(Losses) From Operations                        (1,047,435)       (217,833)       (710,264)       (592,314)
   Interest Expense                                 34,870           6,549           9,561          23,943
                                              ------------    ------------    ------------    ------------
          Net Loss                            $ (1,082,305)   $   (224,382)   $   (719,825)   $   (616,257)
                                              ============    ============    ============    ============

Basic Net Loss Per Share                            (0.071)         (0.025)         (0.041)         (0.043)
                                              ============    ============    ============    ============

Diluted Net Loss per Share                    $     (0.067)   $     (0.025)   $     (0.037)   $     (0.039)
                                              ============    ============    ============    ============

Basic Weighted Average Shares Outstanding       15,323,224       8,841,765      17,700,489      14,405,745
                                              ============    ============    ============    ============

Diluted Weighted Average Shares Outstanding     16,213,224       8,841,765      19,655,489      15,920,745
                                              ============    ============    ============    ============



                        TIDELANDS OIL & GAS CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                     Common Stock           Additional       Stock
                                                             --------------------------      Paid-In     Subscriptions
                                                                Shares         Amount        Capital       Receivable
                                                             -----------    -----------    -----------    -----------

Balance - December 31, 1997                                    4,457,571          4,458         89,892         (3,150)
   Net Loss
   Sale of Common Stock                                          133,389            133         58,512
   Stock Issued for Acquisitions                               8,635,000          8,635      3,177,358
   Receipt of Stock Subscription                                                                                3,150
                                                             -----------    -----------    -----------    -----------
Balance - December 31, 1998                                   13,225,960         13,226      3,325,762           --
   Net Loss
   Issuance of Common Stock Upon Conversion of Debt              813,070            812        441,740
   Sale of Common Stock                                        1,370,500      1,370,500        683,879        (57,075)
   Issuance of Common Stock Upon Exercise of Stock Options       250,000            250        112,250        (67,500)
   Issuance of Common Stock in Settlement of Litigation          175,000            175        120,225
   Stock Dividend                                              1,585,959          1,586         (1,586)
                                                             -----------    -----------    -----------    -----------
Balance - December 31, 1999                                   17,420,489         17,420      4,682,270       (124,475)
   Net Loss (Unaudited)
   Rounding Corrections
   Stock Issued for Acquisition                                  250,000            250          5,720
   Receipt of Stock Subscriptions                                                               14,500         57,075
   Issuance of Common Stock Upon Conversion of Debt              310,000            310        143,290
                                                             -----------    -----------    -----------    -----------
Balance - September 30, 2000 (Unaudited)                      17,980,489    $    17,980    $ 4,845,780    $   (67,500)
                                                             ===========    ===========    ===========    ===========

                                                                               Total
                                                             Accumulated   Stockholder's
                                                               Deficit         Equity
                                                             -----------    -----------

Balance - December 31, 1997                                      (15,554)        75,646
   Net Loss                                                     (224,382)      (224,382)
   Sale of Common Stock                                                          58,645
   Stock Issued for Acquisitions                                              3,185,993
   Receipt of Stock Subscription                                                  3,150
                                                             -----------    -----------
Balance - December 31, 1998                                     (239,936)     3,099,052
   Net Loss                                                   (1,082,305)    (1,082,305)
   Issuance of Common Stock Upon Conversion of Debt                             442,552
   Sale of Common Stock                                                         628,175
   Issuance of Common Stock Upon Exercise of Stock Options                       45,000
   Issuance of Common Stock in Settlement of Litigation                         120,400
   Stock Dividend
                                                             -----------    -----------
Balance - December 31, 1999                                   (1,322,241)     3,252,874
   Net Loss (Unaudited)                                         (719,825)      (719,825)
   Rounding Corrections                                               (3)            (3)
   Stock Issued for Acquisition                                                   5,970
   Receipt of Stock Subscriptions                                                71,575
   Issuance of Common Stock Upon Conversion of Debt                             143,600
                                                             -----------    -----------
Balance - September 30, 2000 (Unaudited)                     $(2,042,069)   $ 2,754,191
                                                             ===========    ===========



                        TIDELANDS OIL & GAS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                           Nine Months Ended
                                                                          Year Ended December 31,    ----------------------------
                                                                        --------------------------   September 30,  September 30,
                                                                            1999           1998           2000           1999
                                                                        -----------    -----------    -----------    -----------
                                                                                                      (Unaudited)    (Unaudited)
Cash Flows From Operating Activities:
   Net Loss                                                             $(1,082,305)   $   224,362    $  (719,825)   $  (616,257)
   Adjustments to Reconcile Net Loss to Net Cash Required by
     Operating Activities:
     Depreciation, Depletion and Amortization                               205,948         51,776        159,436        151,832
     (Increase) Decrease in Receivables                                      (2,676)       (11,689)           878          6,319
     (Increase) Decrease in Prepaid Expenses and Other Current Assets       (11,851)        73,918          8,757           --
     (Increase) in Deposits and Organization Costs                             (450)          (306)          (750)          (450)
     Increase in Accounts Payable and Accrued Expenses                      135,515        278,909        215,971          3,014
     (Decrease) in Drilling Advances                                           --           25,967        (25,967)          --
                                                                        -----------    -----------    -----------    -----------
   Net Cash Provided by (Used For) Operating Activities                    (755,819)       194,193       (361,500)      (455,542)
                                                                        -----------    -----------    -----------    -----------
Cash Flows Provided by (Used For) Investing Activities:
   Acquisitions of Subsidiaries                                                --       (3,737,209)          --             --
   Dispositions (Acquisitions) of Oil and Gas Properties                     68,758       (598,762)         1,172         82,673
   (Increase) in Investments                                                (87,964)       (27,776)       (43,933)      (104,023)
                                                                        -----------    -----------    -----------    -----------
   Net Cash Used for Investing Activities                                   (19,206)    (4,363,747)       (42,761)       (21,350)
                                                                        -----------    -----------    -----------    -----------
Cash Flows Provided by Financing Activities:
   Increase (Decrease) in Debt                                             (558,218)       638,175        227,925        (42,648)
   Increase in Due to Related Parties                                       148,134        282,084        237,281        101,192
   (Increase) Decrease in Subscriptions Receivable                         (124,575)         3,150         71,575       (685,250)
   Common Stock Issued for Acquisitions                                        --        3,244,638           --             --
   Proceeds From the Issuance of Common Stock                             1,360,702           --             --        1,127,978
                                                                        -----------    -----------    -----------    -----------
                                                                            826,043      4,168,047        536,781        501,262
                                                                        -----------    -----------    -----------    -----------
Net Increase (Decrease) in Cash                                              51,018         (1,507)       132,520         24,370

Cash at Beginning of Period                                                      47          1,554         51,065             47
                                                                        -----------    -----------    -----------    -----------

Cash at End of Period                                                   $    51,065    $        47    $   183,585    $    24,417
                                                                        ===========    ===========    ===========    ===========


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------   ------------------------------------------

         This summary of significant accounting policies is presented to assist in understanding these consolidated financial statements. The consolidated financial statements and notes are representations of management who is responsible for their integrity and objectivity. The accounting policies used confirm to generally accepted accounting principles and have been consistently applied in the preparation of these consolidated financial statements.

         Organization
         ------------

         Tidelands Oil & Gas Corporation (formerly C2 Technologies, Inc.) (the Company) was incorporated in the state of Nevada on February 25, 1997. On October 21, 1998 the Company acquired all of the issued and outstanding capital stock of Tidelands Oil Corporation and Tidelands Gas Corporation. On November 19, 1998, the legal name of the Company was changed to Tidelands Oil and Gas Corporation, and the aggregate number of shares in which the Company has authority to issue was increased to 100,000,000 shares.

         Nature of Operations
         --------------------

         The Company is presently engaged, through its wholly-owned subsidiaries and investments in joint ventures and limited liability companies, in the acquisition, exploration and development of oil and gas properties in southern Texas.

         Principles of Consolidation
         ---------------------------

         The  consolidated  financial  statements  include  the  accounts of the
         Company   and   its   wholly-owned   subsidiaries.    All   significant
         inter-company accounts and transactions are eliminated.

         Fair Value of Financial Investments
         -----------------------------------

         The Company has adopted Statement of Financial Accounting Standards No. 107 "disclosure about fair value of financial instruments," which requires the disclosure of the fair value of off-and-on balance sheet financial instruments. Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial investments (none of which are held for trading purposes), approximate the carrying values of such amounts.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Use of Estimates
         ----------------

         The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to use estimates and make judgements. While management has considered all available information, actual amounts could differ from those reported as assets, liabilities, related revenues, costs and expenses and the disclosed amounts of contingencies.

         Investments
         -----------

         The equity method of accounting is used for investments, owned 50% or less, including corporate joint ventures and limited liability companies. Under this method, equity in the pre-tax income or losses of limited liability companies, and in the net income or losses of joint-ventures, is reflected in the Company's revenues or expenses rather than when realized through dividends or distributions.

         Oil and Gas Properties
         ----------------------

         The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs, including interest, to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and the costs of carrying and retaining unproved properties are expensed.

         Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depleted by the unit-of-production method.

         On the sale or retirement of a complete unit of a proven property, the cost and related accumulated depreciation and depletion are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is changed to accumulated depreciation and depletion with a resulting gain or loss recognized in income.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

         Support equipment, facilities and other related equipment are recorded at historical cost. Depreciation of property and equipment is provided on the straight-line method over the estimated useful economic lives of the related assets. Maintenance and repairs are charged to operations. Additions and betterments, which extend the useful lives of the assets are capitalized. Upon retirement or disposal, the cost and accumulated depreciation are eliminated from the account, and the resulting gain or loss is reflected in operations.

         Intangible Assets
         -----------------

         Intangible assets, which primarily consist of the cost of acquired business in excess of the fair value of tangible assets and liabilities acquired (goodwill), are amortized, by the straight-line method, over an estimated economic useful life, of the underlying values of the companies required, of twenty years.

         Long-Lived Assets
         -----------------

         The Company adopted statement of Financial Accounting Standards 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." SFAS 121 required that long-lived assets to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         The adoption of SFAS 121 and the evaluation by the Company did not have a significant effect on the consolidated financial position or results of consolidated operations.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Income Taxes
         ------------

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards 109 (SFAS 109). "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts and operating loss carryforwards, deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

         Net Earnings Per Common Share
         -----------------------------

         The Company accounts for earnings per share in accordance with statement of Financial Accounting Standard 128 ("SFAS 128") "Earnings per Share". Basic earnings per share is based upon the net earnings applicable to common shares after preferred dividend requirements and upon the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the effect of the assumed conversions of convertible securities and exercise of stock options only in the periods in which such affect would have been dilutive.

NOTE 2 - ACQUISITION OF COMPANIES
------   ------------------------

         On October 21, 1998, the Company, pursuant to an acquisition agreement, acquired 100% of the issued and outstanding capital stock of Tidelands Oil Corporation and Tidelands Gas Corporation in exchange for 8,635,000 shares of its restricted common stock. The value of this transaction was determined by the mean average of the bid and asked stock price discounted by 50%. In addition, the deficit in the equity of the companies acquired was offset against paid-in capital in excess of par value. Tidelands Oil Corporation and Tidelands Gas Corporation was owned by current officers of the Company. The acquisition, accounted for as a purchase, was included in consolidated operations of the Company from that date through December 31, 1998.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 2 - ACQUISITION OF COMPANIES (CONTINUED)
------   ------------------------------------

         In  accordance  with  Accounting   Principle  Board  Opinion  #16,  the
         unaudited proforma condensed consolidated results of operations of the Company are as follows:

                         Tidelands Oil & Gas Corporation
                 Condensed Consolidated Statement Of Operations
                          Year Ended December 31, 1998
                                   "Pro Forma"
                                   (Unaudited)

             Revenues                                          $       54,775
                                                               --------------

             Costs and Expenses                                $      503,793
                                                               --------------

             Net (Loss)                                        $     (449,018)
                                                               ==============

             Net (Loss) Per Common Share                       $        (.051)
                                                               ==============

             Weighted Average Shares Outstanding                    8,841,765
                                                               ==============

NOTE 3 - OIL AND GAS PROPERTIES
------   ----------------------

         A summary of oil and gas properties at December 31, 1999 is a follows:

             Proved Properties                                 $      355,090
             Support Equipment                                        288,792
                                                               --------------
               Total                                                  643,882
             Less Accumulated Depreciation and Depletion              137,572
                                                               --------------
               Net Oil and Gas Properties                      $      506,310
                                                               ==============

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 4 - INVESTMENTS
------   ------------

         A summary of investments in Joint Ventures and Limited Liability Companies at December 31, 1999 is as follows:

                                                 Ownership
                                                Percentage
                                                ----------
                 GT-Pla J.V. 96                     5.978%     $10,767

                 G-Halsell J.V. 96                  4.5%         9,567

                 Rio Bravo Energy LLC              50.0%        95,408
                                                               --------

                                                               $115,742
                                                               ========

         The Company's potential exposure to loss, with respect to its investments in Joint Ventures and Limited Liability Companies is generally limited to its positive investments and advances. However, in some cases the Company may be otherwise obligated to make capital contributions or loans to the ventures to make up cash flow deficits. The Company's maximum exposure to credit and market risk is not determinable with any degree to accuracy as determination of the ultimate amounts is dependent upon the manager of the joint ventures to optimize cash flows from the operations of the projects and increase the value of the projects. However, management does not believe that the Company's exposure would significantly exceed the aggregate of the exposure described above.

NOTE 5 - INTANGIBLE ASSETS
------   -----------------

         A summary of intangible assets at December 31, 1999 is as follows:

               Goodwill                                    $ 3,737,209
                Less Accumulated Amortization                  233,576
                                                           -----------
                        Net                                $ 3,503,633
                                                           ===========

         The company evaluates the amortization period of intangibles on an ongoing basis, in light of any changes in business conditions, events or circumstances, that may indicate the potential impairment of intangible assets.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 6 - LONG-TERM DEBT
------   --------------

         A summary of notes payable at December 31, 1999 is as follows;

             Note Payable, Unsecured, Non Interest
                 Bearing, Payable on Demand                       $   19,552
             Note Payable, Unsecured, 6% Interest,
                  maturing January 2002                               37,000
                                                                  ----------
                                                                      56,552
             Less:  Current Maturities                                19,552
                                                                  ----------

                        Total Long-Term Debt                      $   37,000
                                                                  ==========


NOTE 7 - DRILLING ADVANCES
------   -----------------

         Drilling advances from joint interest owners amounted to $25,967 as of December 31, 1999. These advances will be applied toward the payment of drilling costs to be incurred in subsequent periods.

NOTE 8 - INCOME TAXES
------   ------------

         At December 31, 1999 the Company had net operating loss carryforwards of approximately $1,763,887, to offset against future federal taxable income, that expire in the years through 2019.

         The company files a consolidated income tax return and timing differences between the recognition of certain income and expense items for income tax purposes and financial reporting purposes are as follows:

         Benefit of net operating loss carryforwards             $   1,763,887
         Officers' salary deductions in excess of
           tax deduction                                              (610,000)
         Tax depreciation in excess of book depreciation                15,080
         Other adjustments                                             (22,100)
                                                                 -------------
                                                                 $   1,146,867

         Total deferred tax asset                                $     666,000
         Less valuation allowance                                      666,000
                                                                 -------------
         Net deferred tax asset                                  $        --
                                                                 -------------

         It is currently undeterminable as to when the Company will benefit from the deferred tax asset.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 9 - RELATED PARTY TRANSACTIONS
------   --------------------------

         The Boards of Directors of the Company's wholly-owned subsidiaries had previously approved the accrual of officer salaries of $370,000 for services rendered in prior years and $240,000 in the current year.

         At December 31, 1999, cumulative non-interest bearing advances due from officers and stockholders of the Company amount to $179,782.

         The current officers and shareholders of the Company were formerly officers and shareholders of Tidelands Oil Corporation and Tidelands Gas Corporation.

NOTE 10 -SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-------- -------------------------------------------------

         Cash paid for:
                                                  1999              1998
                                                  ----             -----

                     Interest                   $12,515           $    19
                                                =======           =======

                     Income Taxes               $  --             $  --
                                                =======           =======

         Supplemental schedule of non-cash investing and financing activities.

                                              Year Ended          Year Ended
                                          December 31, 1999    December 31, 1998
                                          -----------------    -----------------

         Increase in intangibles            $         --         $    3,737,209
         Acquisitions of oil and gas
           properties                                                   597,561
         Increase in investments                                         34,032
         Increase in other assets                                         4,420


         Issuance of shares

          net of adjustments                       523,490            3,244,638
         Increase in liabilities                                        222,106
         (Decrease) Increase in debt              (403,090)             595,132
         Transactions with
           related parties                                              311,346

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 11 - COMMITMENTS AND CONTINGENCIES
-------   -----------------------------

         The Company is subject to the laws and regulations relating to the protection of the environment. The Company's policy is to accrue environmental and cleanup related costs of a non-capital nature when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. Although it is not possible to quantify with any degree of certainty the financial impact of the Company's continuing compliance efforts, management believes any future remediation or other compliance related costs will not have a material adverse effect on the financial condition or reported results of operations of the Company.

NOTE 12 - LITIGATION SETTLEMENTS
-------   ----------------------

         On June 24, 1998 Tidelands Oil Corporation and Tidelands Gas Corporation (Subsidiaries), wholly-owned subsidiaries of the Company entered into an acquisition agreement "Jersey Agreement" with Jersey Petroleum, Inc. On October 16, 1998, the subsidiaries formerly notified Jersey Petroleum, Inc. that the Jersey Agreement was terminated due to non-performance of certain provisions and other misrepresentations relating to pending litigation.

         Under the terms of the original Jersey agreement and a debenture made a part thereof, the subsidiaries had drawn $155,000 of the debenture. That amount would be repayable to Jersey Petroleum, Inc. 10 days after the date of the termination letter or October 26, 1998. This amount had not been repaid pursuant to management's belief that these costs were incurred as a result of misrepresentations by Jersey Petroleum, Inc.

         On October 22, 1998 Jersey Petroleum, Inc. filed suit against the subsidiaries and in the Supreme Court of British Columbia claiming unspecified damages for breach of contract.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 12 - LITIGATION SETTLEMENTS (CONTINUED)
-------- -----------------------------------

         On December 11, 1998 a default judgment against the subsidiaries was issued for $157,229.04. In March 1999, Jersey Petroleum, Inc. filed suit against the subsidiaries in a Texas State court claiming unspecified damages for breach of contract. On May 20, 1998, the Supreme Court of British Columbia ruled to set aside the December 11, 1998 default judgment. In June 1999, the Texas State Court set aside the March 1999 Texas lawsuit pending the timely refiling by Jersey Petroleum, Inc., of the Canadian lawsuit. On August 18, 1999 the Company paid Jersey Petroleum, Inc. $167,499 and issued 175,000 shares of restricted "Section 144" common stock at a value of $120,400 as settlement of the lawsuit. In August and September 1999 the Supreme Court of British Columbia and the District Court of Nueces County, Texas dismissed all claims.

         On March 8, 2000 the Company negotiated a settlement of a prior contract dispute. The terms of such settlement are payment in cash of $100,000 including legal costs or the issuance of 60,000 shares of the Company's common stock.

NOTE 13 - STOCK OPTIONS
-------   -------------

         As of December 31, 1999 the Company had issued stock options as follows:

                 Shares          Option Price         Expiration Date
                 ------          ------------         ---------------

               1,650,000            $  .45           January  10, 2000 (Expired)
                  40,000              2.50           January  13, 2001
                  40,000              2.50           February 15, 2001
                  50,000               .45           January  10, 2002
               1,000,000              1.00           February  2, 2002
               ---------
               2,780,000

                         TIDELANDS OIL & GAS CORPORATION
                      CONSOLIDATED SUPPLEMENTAL INFORMATION
                          YEAR ENDED DECEMBER 31, 1999
                                   (UNAUDITED)
                                   -----------

Capitalized  Costs Relating to Oil and Gas Producing  Activities at December 31,
--------------------------------------------------------------------------------
1999
----
(Note 2)


Proved Properties                                       $               355,090
Support Equipment                                                       288,792
                                                        -----------------------
   Total                                                                643,882
Less Accumulated Depreciation and Depletion                             137,572
                                                        -----------------------
   Net Oil and Gas Properties                           $               506,310
                                                        =======================

Costs  Incurred in Oil and Gas Producing  Activities for the Year Ended December
--------------------------------------------------------------------------------
31, 1999
--------

Property Acquisition Costs

          Proved                                        $                  --
                                                        =======================

Results of Operations  for Oil and Gas Producing  Activities for the Years Ended
--------------------------------------------------------------------------------
December 31, 1999 (Note 2)
--------------------------

Oil and Gas Sales                                       $                45,299
Production Costs                                                       (121,787)
Depreciation and Depletion                                              (18,830)
                                                        -----------------------
                                                                        (95,318)

Income Tax Expense                                                         --
                                                        -----------------------
Results of Operations for Oil and Gas Producing
  Activities (Excluding Corporate Overhead,
  Management Fees and Losses of Joint Ventures)         $               (95,318)
                                                        ========================

                         TIDELANDS OIL & GAS CORPORATION
                      CONSOLIDATED SUPPLEMENTAL INFORMATION
                          YEAR ENDED DECEMBER 31, 1999
                                   (UNAUDITED)


Reserve Information
-------------------

The following estimate of proved reserve and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, those estimates are expected to change as future information becomes available. All of the Company's reserves are located in the state of Texas.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be included in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statuary tax rates) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted, pursuant to the requirements of Statement of Financial Accounting Standards 69 (SFAS 69), "Disclosures About Oil and Gas Producing Activities," using a rate of 10 percent a year to reflect the estimated timing of the future cash flows.

                         TIDELANDS OIL & GAS CORPORATION
                      CONSOLIDATED SUPPLEMENTAL INFORMATION
                          YEARS ENDED DECEMBER 31, 1999
                                   (UNAUDITED)

Reserve Information (continued)
------------------------------


                                              GAS (MCF)        OIL (BBLS)
                                            -------------    -------------


Proved Developed and Undeveloped Reserves
   Beginning of Year                           19,995,825        6,983,060
   Production                                        --              1,130
                                            -------------    -------------
   End of Year                                 19,995,825        6,981,930
                                            =============    =============

Proved Developed Reserves
   Beginning of Year                            2,934,851        3,917,907
   End of Year                                  2,934,851        3,916,777

Standardized Measure of Discounted Future
  Net Cash Flows at December 31, 1999

Future Cash Inflows                         $  33,661,012    $ 117,031,065
Future Production Costs                        (2,784,050)     (28,657,712)
Future Development Costs                       (2,775,000)     (19,121,292)
Future Income Tax Expense                     (10,098,407)     (33,814,007)
                                            -------------    -------------

Future Net Cash Flows                          18,003,555       35,429,270
   10% Annual Discount for Estimated
      Timing of Cash Flows                     (9,013,514)     (13,789,148
                                            -------------    -------------
Standardized Treasures of
      Discounted Future Net
   Cash Flows Relating to Proved
      Oil and Gas Reserves                  $   8,990,041    $  21,640,122
                                            =============    =============

The following reconciles the change in the standardized measure of discounted future net cash flow during 1999

Beginning of Year                           $   8,990,041       21,658,808
Oil and Gas Produced Including
   Excess Production Costs                           --            (18,686)
                                            -------------    -------------
End of Year                                 $   8,990,041    $  21,640,122
                                            =============    =============

Item 27.          Exhibits


   Exhibit                    Description

    3.1      Articles of Incorporation of Tidelands Oil & Gas Corporation., a
             Nevada corporation, formerly C2 Technologies, Inc.
    3.2      Articles of Amendment Tidelands Oil & Gas Corporation, formerly C2
             Technologies, Inc.
    3.3      Bylaws of Tidelands Oil & Gas Corporation
    4.1      Investment Agreement with Swartz Private Equity, LLC
    4.2      Commitment Warrant (Swartz Private Equity, LLC)
    4.3      Warrant Agreement (Goodbody International, Inc.)
    4.4      Registration Rights Agreement
    5        Opinion and Consent of Wilson Law Offices
   21        List of Subsidiaries
   23.2      Consent of Independent Auditor
   24        Power of Attorney (see signature page)
   27        Financial Data Schedule